Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CONATUS PHARMACEUTICALS INC.,

a Delaware corporation

Conatus Pharmaceuticals Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows::

1.

The name of the Corporation is Conatus Pharmaceuticals Inc. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was July 13, 2005.

2.

This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) amends the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 30, 2013 (the “Prior Certificate”), and has been duly adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the DGCL and the provisions of the Prior Certificate.

3.	This Certificate of Amendment hereby amends Article FIRST of the Prior Certificate to read in its entirely as follows:

FIRST: The name of the Corporation is Histogen Inc.

4.	All other provisions of the Prior Certificate shall remain in full force and effect.

5.	This Certificate of Amendment shall be effective at 7:01 P.M. Eastern Time on May 26, 2020.

[ the signature page follows ]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer.

Dated: May 26, 2020	CONATUS PHARMACEUTICALS INC.
	By:	/s/ Steven J. Mento
Steven J. Mento, Ph.D.
President and Chief Executive Officer

Signature Page to Certificate of Amendment